Exhibit 10.3

2013 LONG-TERM INCENTIVE PLAN

<<YEAR>> STOCK OPTION AWARD AGREEMENT

United States Cellular Corporation, a Delaware corporation (the “Company”), hereby grants to Kenneth R. Meyers (the “Optionee”), as of <<DATE>>  (the “Option Date”), pursuant to the provisions of the United States Cellular Corporation 2013 Long-Term Incentive Plan (the “Plan”), a Non-Qualified Stock Option (the “Option”) to purchase from the Company <<# OF SHARES>> shares of Common Stock at the price of $<<PRICE>> per share upon and subject to the terms and conditions set forth below.  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.                  Time and Manner of Exercise of Option

1.1.              Exercise of Option.  Except as otherwise provided in this Award Agreement, the Option shall become exercisable according to the following vesting schedule:

•        1/3 of grant vests on <<One year anniversary of  Option Date>>

•        1/3 of grant vests on <<Two year anniversary of Option Date>>

•        Remaining 1/3 of grant vests on <<Three year anniversary of Option Date>>

In no event may the Option be exercised, in whole or in part, after <<Ten year anniversary of Option Date>> (the “Expiration Date”).

1.2.              Termination of Employment after June 22, 2019.

(a)                 Termination without Cause.  If the Optionee’s employment with the Employers and Affiliates terminates after June 22, 2019 without Cause (as defined in the Letter Agreement between the Optionee and the Company executed on July 25, 2013 (the “Letter Agreement”) and determined by the Company in its sole discretion), regardless of whether such termination is due to death, disability, resignation or other reason, then after such date the Option may be exercised by the Optionee (or the Optionee’s Legal Representative or duly designated beneficiary or beneficiaries, as applicable) until the third annual anniversary of the effective date of the Optionee’s termination of employment, or until the Expiration Date, whichever period is shorter (the “Post-Retirement Exercise Period”).  If the Optionee shall die following his termination of employment after June 22, 2019 and during the Post-Retirement Exercise Period, then the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period ending on the later of (i) the last day of the Post-Retirement Exercise Period and (ii) the 180 day anniversary of the Optionee’s death (but in no event later than the Expiration Date).

(b)                 Termination with Cause.  If the Optionee’s employment with the Employers and Affiliates is terminated by the Employers and Affiliates after June 22, 2019 for Cause (as defined in the Letter Agreement and determined by the Company in its sole discretion), then the Option shall terminate immediately and be forfeited upon such termination of employment, unless such Option terminates earlier pursuant to Section 1.6.

(c)                 Failure to Satisfy Equity Conditions.  Notwithstanding the foregoing provisions of this Section 1.2 and any other provision of this Award Agreement, the Option shall terminate immediately and be forfeited upon the failure by the Optionee during the Post-Retirement Exercise Period to satisfy the Equity Conditions (as defined in the Letter Agreement and determined by the Company in its sole discretion).

1.3.              Termination of Employment On or Prior to June 22, 2019.

(a)                 Disability.  If the Optionee’s employment by the Employers and Affiliates terminates on or prior to June 22, 2019 by reason of Disability (as defined below), then the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s termination of employment and after such date may be exercised by the Optionee (or the Optionee’s Legal Representative) for a period of 12 months after the effective date of the Optionee’s termination of employment, or until the Expiration Date, whichever period is shorter (the “Disability Exercise Period”).  If the Optionee shall die within the Disability Exercise Period, then the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period ending on the later of (i) the last day of the Disability Exercise Period and (ii) the 180 day anniversary of the Optionee’s death (but in no event later than the Expiration Date).  For purposes of this Award Agreement, “Disability” shall mean a total physical disability which, in the Committee’s judgment, prevents the Optionee from performing substantially his or her employment duties and responsibilities for a continuous period of at least six months.

(b)                 Special Retirement.  If the Optionee’s employment by the Employers and Affiliates terminates on or prior to June 22, 2019 by reason of Special Retirement (as defined below), then the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s Special Retirement.  The Option, to the extent then exercisable, may be exercised by the Optionee (or the Optionee’s Legal Representative) for a period of 12 months after the effective date of the Optionee’s Special Retirement, or until the Expiration Date, whichever period is shorter (the “Special Retirement Exercise Period”).  If the Optionee shall die within the Special Retirement Exercise Period, then the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period ending on the later of (i) the last day of the Special Retirement Exercise Period and (ii) the 180 day anniversary of the Optionee’s death (but in  no event later than the Expiration Date).  For purposes of this Award Agreement, “Special Retirement” shall mean an Optionee’s termination of employment with the Employers and Affiliates on or after the Optionee’s attainment of age 62.

(c)                 Resignation with Prior Consent of the Board.  If the Optionee’s employment by the Employers and Affiliates terminates on or prior to June 22, 2019 by reason of the Optionee’s resignation of employment with the prior consent of the Board (as evidenced in the Company’s minute book), then the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s resignation and after such date may be exercised by the Optionee (or the Optionee’s Legal Representative) for a period of 90 days after the effective date of the Optionee’s resignation, or until the Expiration Date, whichever period is shorter (the “Resignation Exercise Period”).  If the Optionee shall die within the Resignation Exercise Period, then the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period ending on the earlier of (i) the 180 day anniversary of the Optionee’s death and (ii) the Expiration Date.

(d)                 Death.  If the Optionee’s employment by the Employers and Affiliates terminates on or prior to June 22, 2019 by reason of death, then the Option shall be exercisable only to the extent it is exercisable on the date of death and after such date may be exercised by the beneficiary or beneficiaries duly designated by the Optionee for a period ending on the earlier of (i) the 180 day anniversary of the Optionee’s death and (ii) the Expiration Date.

(e)                 Other Termination of Employment.  If the Optionee’s employment by the Employers and Affiliates terminates on or prior to June 22, 2019 for any reason other than Disability, Special Retirement, resignation of employment with the prior consent of the Board (as evidenced in the Company’s minute book) or death, then the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s termination of employment and after such date may be exercised by the Optionee (or the Optionee’s Legal Representative) for a period of 30 days after the effective date of the Optionee’s termination of employment, or until the Expiration Date, whichever period is shorter (the “Other Termination Exercise Period”).  If the Optionee shall die within the Other Termination Exercise Period, then the Option shall be exercisable by the beneficiary or beneficiaries duly designated by the Optionee to the same extent the Option was exercisable by the Optionee on the date of the Optionee’s death, for a period ending on the earlier of (i) the 180 day anniversary of the Optionee’s death and (ii) the Expiration Date.  Notwithstanding any other provision in this Award Agreement, if the Optionee’s employment is terminated by the Employers and Affiliates for Cause (as defined in the Letter Agreement and determined by the Company in its sole discretion), then the Option shall terminate immediately and be forfeited upon such termination of employment, unless such Option terminates earlier pursuant to Section 1.6.

1.4.              Expiration of Option during Blackout Period.  If the Option shall expire under Section 1.2 or 1.3 during a period when the Optionee and family members or other persons living in the household of such persons are prohibited from trading in securities of the Company pursuant to the Telephone and Data Systems, Inc. Policy Regarding Insider Trading and Confidentiality (or any successor policy thereto) (a “Blackout Period”), the period during which the Option is exercisable shall be extended to the date that is 30 days after the date of the termination of the Blackout Period (but in no event later than the Expiration Date).

1.5.              Expiration of Option during Suspension Period.  If the Option shall expire under Section 1.2 or 1.3 during a period when the exercise of the Option would violate applicable securities laws (a “Suspension Period”), the period during which the Option is exercisable shall be extended to the date that is 30 days after the date of the termination of the Suspension Period (but in no event later than the Expiration Date).

1.6.              Termination of Option and Forfeiture of Option Gain upon Competition, Misappropriation, Solicitation or Disparagement.  (a)  Notwithstanding any other provision herein, if the Optionee engages in (i) Competition (as defined in this Section 1.6 below), (ii) Misappropriation (as defined in this Section 1.6 below), (iii) Solicitation (as defined in this Section 1.6 below), or (iv) Disparagement (as defined in this Section 1.6 below), in each case as determined by the Company in its sole discretion, then (i) as of the date of such Competition, Misappropriation, Solicitation or Disparagement, the Option granted pursuant to this Award Agreement immediately shall terminate and thereby be forfeited to the extent it has not been exercised and (ii) the Optionee shall pay the Company, within five business days of receipt by the Optionee of a written demand therefore, an amount in cash determined by multiplying the number of shares of Common Stock purchased pursuant to each exercise of the Option within the twelve months immediately preceding such Competition, Misappropriation, Solicitation or Disparagement (without reduction for any shares of Common Stock delivered by the Optionee or withheld by the Company pursuant to Section 1.7 or Section 2.4) by the difference between (i) the Fair Market Value of a share of Common Stock on the date of such exercise and (ii) the purchase price per share of Common Stock set forth in the first paragraph of this Award Agreement.  The Optionee acknowledges and agrees that the Option, by encouraging stock ownership and thereby increasing an employee’s proprietary interest in the Company’s success, is intended as an incentive to participating employees to remain in the employ of the Company or an Affiliate.  The Optionee acknowledges and agrees that this Section 1.6(a) is therefore fair and reasonable, and not a penalty.

(b)                 The Optionee may be released from the Optionee's obligations under this Section 1.6 only if and to the extent the Committee determines in its sole discretion that such release is in the best interests of the Company.

(c)                 The Optionee agrees that by executing this Award Agreement the Optionee authorizes the Employers and any Affiliate to deduct any amount owed by the Optionee pursuant to Section 1.6(a) from any amount payable by the Employers or any Affiliate to the Optionee, including, without limitation, any amount payable to the Optionee as salary, wages, vacation pay or bonus.  The Optionee further agrees to execute any documents at the time of setoff required by the Employers and any Affiliate in order to effectuate the setoff.  Should the Optionee fail to do so and the Employers and/or any Affiliate institute a legal action against the Optionee to recover the amounts due, the Optionee agrees to reimburse the Employers and/or any Affiliate for their reasonable attorneys’ fees and litigation costs incurred in recovering such amounts from the Optionee.  This right of setoff shall not be an exclusive remedy and an Employer’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Optionee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Optionee or any other remedy.

                For purposes of this Award Agreement, “Competition” shall mean that the Optionee, directly or indirectly, individually or in conjunction with any Person, during the Optionee’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or Affiliate’s behalf (i) has contact with any customer of an Employer or Affiliate or with any prospective customer which has been contacted or solicited by or on behalf of an Employer or Affiliate for the purpose of soliciting or selling to such customer or prospective customer the same or a similar (such that it could substitute for) product or service provided by an Employer or Affiliate during the Optionee’s employment with the Employers and the Affiliates; or (ii) becomes employed in the business or engages in the business of providing wireless, telephone, broadband or information technology products or services in any county or county contiguous to a county in which an Employer or Affiliate provided such products or services during the Optionee’s employment with the Employers and the Affiliates or had plans to do so within the twelve month period immediately following the Optionee’s termination of employment.

                For purposes of this Award Agreement, “Misappropriation” shall mean that the Optionee (i) uses Confidential Information (as defined below) for the benefit of anyone other the Employers or an Affiliate, as the case may be, or discloses the Confidential Information to anyone not authorized by the Employers or an Affiliate, as the case may be, to receive such information; (ii) upon termination of employment, makes any summaries of, takes any notes with respect to or memorizes any Confidential Information or takes any Confidential Information or reproductions thereof from the facilities of the Employers or an Affiliate or (iii) upon termination of employment or upon the request of the Employers or an Affiliate, fails to return all Confidential Information then in the Optionee’s possession.  “Confidential information” shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs and other material embodying trade secrets or confidential technical, business or financial information of the Employers or an Affiliate.

                For purposes of this Award Agreement, “Solicitation” shall mean that the Optionee, directly or indirectly, individually or in conjunction with any Person, during the Optionee’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or Affiliate’s behalf, solicits, induces or encourages (or attempts to solicit, induce or encourage) any individual away from any Employer’s or Affiliate’s employ or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve the Employers’ and Affiliates’ interests with undivided loyalty.

                For purposes of this Award Agreement, “Disparagement” shall mean that the Optionee has made a statement (whether oral, written, or electronic) to any Person other than to an officer of an Employer or an Affiliate that disparages or demeans the Employers, any Affiliate, or any of their respective owners, directors, officers, employees, products or services.

1.7.              Method of Exercise.  The Option may be exercised by the holder of the Option (a) by giving notice to the Chief Financial Officer of the Company (or such other Person as may be designated by him or her) at least seven (7) days prior to the exercise date specified in such notice (or in accordance with such shorter period of prior notice consented to by the Chief Financial Officer of the Company (or such other Person as may be designated by him or her)), which notice shall specify the number of whole shares of Common Stock to be purchased and (b) by executing such documents and taking any other actions as the Company may reasonably request.  The holder of the Option may pay for the shares of Common Stock to be purchased (i) by authorizing the Company to withhold whole shares of Common Stock which otherwise would be delivered to the holder having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise or (ii) by delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously-owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise.  Any fraction of a share of Common Stock which would be required to satisfy the aggregate of such purchase price and the withholding taxes with respect to the Option, as described in Section 2.4, shall be disregarded and the remaining amount due shall be paid in cash by the holder.  No share of Common Stock shall be issued or delivered until the full purchase price therefore and the withholding taxes thereon, as described in Section 2.4, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).

2.                  Additional Terms and Conditions of Option

2.1.              Option subject to Acceptance of Award Agreement.  The Option shall become null and void unless the Optionee shall accept this Award Agreement by executing it in the space provided at the end hereof and returning it to the Company.

2.2.              Transferability of Option.  The Option may not be transferred other than (i) pursuant to a beneficiary designation on a form prescribed by the Company and effective on the Optionee’s death or (ii) by gift to a Permitted Transferee.  During the Optionee’s lifetime, the Option is exercisable only by the Optionee (or the Optionee’s Legal Representative) or a Permitted Transferee, and during a Permitted Transferee’s lifetime, the Option is exercisable only by the Permitted Transferee (or the Permitted Transferee’s Legal Representative).  Except as permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

By accepting the Option, the Optionee agrees that if all beneficiaries designated on a form prescribed by the Company predecease the Optionee or, in the case of corporations, partnerships, trusts or other entities which are designated beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Optionee’s death, or if the Optionee fails to properly designate a beneficiary on a form prescribed by the Company, then the Optionee hereby designates the following Persons in the order set forth herein as the Optionee’s beneficiary or beneficiaries:  (i) the Optionee’s spouse, if living, or if none, (ii) the Optionee’s then living descendants, per stirpes, or if none, (iii) the Optionee’s estate.

2.3.              Agreement by Holder.  As a condition precedent to the issuance or delivery of any shares of Common Stock upon any exercise of the Option, the holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

2.4.              Tax Withholding.  As a condition precedent to the issuance or delivery of any shares of Common Stock upon the exercise of the Option, the holder shall pay to the Company in addition to the purchase price of the shares of Common Stock, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option.  The holder may elect to satisfy his or her obligation to advance the Required Tax Payments by (i) authorizing the Company to withhold whole shares of Common Stock which otherwise would be delivered to the holder upon the exercise of the Option, the aggregate Fair Market Value of which shall be determined as of the date of exercise or (ii) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously-owned whole shares of Common Stock, the aggregate Fair Market Value of which shall be determined as of the date of exercise.  Shares of Common Stock to be withheld or delivered may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.  Any fraction of a share of Common Stock which would be required to satisfy the aggregate of the tax withholding obligation and the purchase price of the shares of Common Stock shall be disregarded and the remaining amount due shall be paid in cash by the holder.  No share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full (or arrangement has been made for such payment to the Company’s satisfaction).

2.5.              Adjustment.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of shares of Common Stock subject to the Option and the purchase price per share shall be appropriately and equitably adjusted by the Committee, such adjustment to be made without an increase in the aggregate purchase price and in accordance with Section 409A of the Code.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such adjustment described in the foregoing sentence may be made as determined to be appropriate or equitable by the Committee to prevent dilution or enlargement of rights of participants.  In either case, such adjustment shall be final, binding and conclusive.  If such adjustment would result in a fractional share being subject to the Option, the Company shall pay the holder of the Option, in connection with the first exercise of the Option in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such share (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the purchase price of such Option.

2.6.              Change in Control.  (a)  In General.  Notwithstanding any provision of the Plan or any other provision of this Award Agreement, in the event of a Change in Control, the Board (as constituted prior to the Change in Control) may in its discretion, but shall not be required to, make such adjustments to the Option as it deems appropriate, including, without limitation: (i) causing the Option to immediately become exercisable in whole or in part and/or (ii) substituting for some or all of the shares of Common Stock subject to the Option the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to the Change in Control, with an appropriate and equitable adjustment to the Option as determined by the Committee in accordance with Section 2.5; and/or (iii) requiring that the Option, in whole or in part, be surrendered to the Company by the holder thereof and immediately canceled by the Company and providing for the holder of the Option to receive, within sixty (60) days following the occurrence of the Change in Control, (X) a cash payment in an amount equal to the number of shares of Common Stock then subject to the portion of the Option surrendered, to the extent the Option is then exercisable or becomes exercisable pursuant to this Section 2.6(a), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock on the date of the Change in Control, over the purchase price per share of Common Stock subject to the Option; (Y) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to the Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (X) above; or (Z) a combination of the payment of cash pursuant to clause (X) above and the issuance of shares pursuant to clause (Y) above.

(b)                 Definition of Change in Control.  For purposes of the Plan and this Award Agreement, “Change in Control” shall mean:

(1)              the acquisition by any Person, including any “person” within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of the then outstanding securities of the Company (the “Outstanding Voting Securities”) (x) having sufficient voting power of all classes of capital stock of the Company to elect at least 50% or more of the members of the Board or (y) having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), excluding, however, the following:  (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2.6(b), or (v) any acquisition by the following Persons:  (A) LeRoy T. Carlson or his spouse, (B) any child of LeRoy T. Carlson or the spouse of any such child, (C) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (D) the estate of any of the Persons described in clauses (A)-(C), (E) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar Persons) provided that all of the current beneficiaries of such trust or similar arrangement are Persons described in clauses (A)-(C) or their lineal descendants, or (F) the voting trust which expires on June 30, 2035, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such Persons, collectively, the “Exempted Persons”);

(2)              individuals who, as of March 6, 2013, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to March 6, 2013, and whose election or nomination for election by the Company’s stockholders was approved by the vote of at least a majority of the directors then comprising the Incumbent Board, shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)              consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the Persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, (x) sufficient voting power to elect at least a majority of the members of the board of directors of the corporation resulting from the Corporate Transaction and (y) more than 50% of the combined voting power of the outstanding securities which are entitled to vote generally on matters (without regard to the election of directors) of the corporation resulting from such Corporate Transaction (including in each of clauses (x) and (y), without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company's assets), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons:  (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)              approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

2.7.              Compliance with Applicable Law.  The Option is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Option upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares, such shares will not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

2.8.              Delivery of Shares.  Upon the exercise of the Option, in whole or in part, the Company shall, subject to Section 2.4, deliver or cause to be delivered to the holder the shares of Common Stock purchased against full payment therefore.  The Company may require that the shares of Common Stock delivered pursuant to the Option bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.  The holder of the Option shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, unless the Company in its discretion elects to make such payment.

2.9.              Option Confers No Rights as a Stockholder.  The holder of the Option shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and delivered upon an exercise of the Option and the holder becomes a stockholder of record with respect to such delivered shares.  The holder shall not be considered a stockholder of the Company with respect to any shares not so purchased and delivered.

2.10.           Company to Reserve Shares.  The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of shares subject to the Option from time to time.

2.11.           Option subject to Clawback.  The Option and any shares of Common Stock delivered pursuant to the Option are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

3.                  Miscellaneous Provisions

3.1.              Option Confers No Rights to Continued Employment or Service.  In no event shall the granting of the Option or the acceptance of this Award Agreement and the Option by the Optionee give or be deemed to give the Optionee any right to continued employment by or service with the Company or any of its subsidiaries or affiliates.

3.2.              Decisions of Committee.  The Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise.  Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Award Agreement shall be final, binding and conclusive.

3.3.              Award Agreement subject to the Plan.  This Award Agreement is subject to the provisions of the Plan, as it may be amended from time to time, and shall be interpreted in accordance therewith.  The Optionee hereby acknowledges receipt of a copy of the Plan.

3.4.              Successors.  This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any Person or Persons who shall, upon the death of the Optionee or transfer of such Option, acquire any rights hereunder.

3.5.              Notices.  All notices, requests or other communications provided for in this Award Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, (b) by mailing in the United States mails to the last known address of the party entitled thereto, via certified or registered mail, postage prepaid and return receipt requested, (c) by electronic mail, utilizing notice of undelivered electronic mail features or (d) by telecopy with confirmation of receipt.  The notice, request or other communication shall be deemed to be received (a) in case of delivery, on the date of its actual receipt by the party entitled thereto, (b) in case of mailing by certified or registered mail, five days following the date of such mailing, (c) in case of electronic mail, on the date of mailing, but only if a notice of undelivered electronic mail is not received or (d) in case of telecopy, on the date of confirmation of receipt.

3.6.              Governing Law.  The Option, this Award Agreement and all determinations made and actions taken pursuant thereto, to the extent otherwise not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

3.7.              Counterparts.  This Award Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

UNITED STATES CELLULAR CORPORATION
By:
LeRoy T. Carlson, Jr.
Chairman

Accepted this ___ day of
___________, 20__.

Kenneth R. Meyers